Exhibit 10.57

To:    Dan Wernikoff, EVP and GM, Consumer Group
From:    Brad Smith, Chairman and CEO, Intuit Inc.

Date:    August 23, 2017
Re:     Living Expense Allowance
__________________________________________________________________
In your role as EVP and GM of the Consumer Group based in San Diego, California, we appreciate that you will be required to incur additional expenses for your living expenses. We understand that it is inconvenient to relocate your family at this time and therefore you will maintain your home in the Mountain View, California area while performing this job. In order to offset those additional costs, the company will provide you with an expense allowance for those costs that you incur during the company’s 2018 fiscal year. This amount will be $9100 per month.
This amount will be paid to you in monthly installments during the course of the year. These amounts will be treated as taxable income to you. The company will expect you to cover the costs of transportation between your home and your primary job location (except when you travel between your primary job location and the Bay Area for a business purpose) as well as accommodations and local transportation close to your primary job location while you are away from home out of this amount. Other than this amount, the company will not reimburse you for any expenses of this type that you incur. The company will evaluate during the 2018 fiscal year whether or not to continue this allowance in a future fiscal year.
Thank you for your commitment to the team and the business.

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